Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the Registration Statement (Form S-4 No. 333-139111) and related Joint Proxy Statement/ Prospectus of Illumina, Inc. and Solexa, Inc. and to the incorporation by reference therein of our reports dated February 15, 2006, with respect to the consolidated financial statements and schedule of Illumina, Inc., Illumina, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K) for the year ended January 1, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
December 15, 2006